Exhibit 5




September 28, 1999


FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), we have participated in the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof in connection with the FPL Group, Inc. Deferred Compensation Plan (the "Plan"). The Registration Statement registers $22,000,000 of deferred compensation obligations (the "Obligations"), which will represent unsecured obligations of FPL Group issued under the Plan.

In connection with the delivery of this opinion, we have examined FPL Group's Restated Articles of Incorporation and FPL Group's Bylaws, each as amended to the date hereof; and such other corporate documents and records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purposes of this opinion.

We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act and such other legal authority in Florida as we have deemed relevant.

Based upon and subject to the foregoing, we advise you that the Obligations, when contributions are credited to the accounts of participants in accordance with the terms and conditions of the Plan, are valid and binding obligations of FPL Group, enforceable against FPL Group in accordance with their terms, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally and general principles of equity.

The foregoing opinions are rendered subject to the qualification that we are members of the Florida Bar. The foregoing opinions are limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to us in the Prospectus under the caption "Legal Matters."


Very truly
yours,


/s/ STEEL HECTOR & DAVIS LLP
    STEEL HECTOR & DAVIS LLP


JIM